Exhibit 99

                      CAUTIONARY STATEMENT
              REGARDING FORWARD-LOOKING STATEMENTS

     Metris Companies Inc. ("Metris" or "the Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. The Company's Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or Form 8-K filed by the Company or any other written or oral statements made by or on behalf of the Company may also include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project" and similar expressions identify forward-looking statements.

      The Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in the Company's prior filings with the Securities and Exchange Commission). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

      Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Dependence on Fingerhut

     As of December 31, 1996, approximately 50% of the Company's credit card accounts were customers of Fingerhut Corporation ("Fingerhut Customers"), accounting for approximately 51% of the Company's managed loans, and Fingerhut Customers are currently the Company's only customers for extended service plans. Moreover, until the Company further develops its own database of information based upon its experience as an independent, stand-alone entity, its success in the credit card business will remain largely dependent upon its exclusive rights to use information in Fingerhut's proprietary database (the "Fingerhut Database"), particularly with respect to the experience of Fingerhut Corporation ("Fingerhut") with its customers. Similarly, until the Company develops extended service plan marketing relationships with other companies, its success in the extended service plan business will remain largely dependent upon its right to provide extended service plans to Fingerhut Customers and the level of Fingerhut's sales of warrantable products. Metris has entered into agreements with Fingerhut relating to (i) credit cards issued to Fingerhut Customers, (ii) use of information in the Fingerhut Database and (iii) marketing of extended service plans to Fingerhut Customers. The loss of the ability to use information from the Fingerhut Database or to market to Fingerhut Customers would have a significant adverse economic impact on the Company's results of operations and future prospects. Significant adverse changes which materially affect Fingerhut's ability to maintain its database or to continue its catalog sales business would also have an adverse impact on the Company.

     Fingerhut Companies, Inc. ("FCI") is a guarantor of the Company's bank revolving credit facility. Breaches of covenants contained in the guaranty, including various financial covenants of FCI, would be events of default under the facility. Upon the occurrence of any such event the facility would be terminable at the option of the lenders. Such events could have a material adverse impact on the Company's financial condition and results of operations. To the extent that the FCI guarantee contains certain financial covenants and the cost of maintaining availability and borrowing under the revolving credit facility is based on FCI's credit rating, the Company will be dependent on the financial strength and performance of FCI. FCI has been impacted by the industry-wide increase in paper and postage rates, which began in early 1995 and continued into 1996. Primarily as a result such increases in paper and postage rates, FCI's debt rating was downgraded in 1996 by Standard & Poor's. FCI is currently rated BBB/Baa2 by Standard & Poor's and Moody's Investors Service, respectively.

Lack of Prior Operating History as Stand-Alone Entity

     FCI's financial services business, including Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank"), recently has been consolidated within Metris and therefore has operated as a separate operating group for a limited time. In addition, the Company's management team has operated the Company as a stand-alone entity for a limited time. A number of significant changes occurred in the funding and operations of the Company in connection with the consummation of the Company's initial public offering. These changes include the establishment of the Company's revolving credit facility and its own incentive compensation and stock option plans. These changes may have a substantial impact on the financial position and future results of operations of the Company. As a result, the historical financial information included in the Company's Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or Form 8-K filed by the Company or any other written or oral statements made by the Company, does not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been operated as a stand-alone entity during the periods presented. Because FCI has guaranteed the Company's indebtedness, the Company's funding costs will not increase in the short-term. FCI is contractually committed to guarantee the Company's revolving credit facility for the term of that facility, but if FCI no longer guaranteed the Company's indebtedness, the Company's funding costs would increase and the Company's earnings on a stand-alone basis would be expected to be lower, all other things being equal.

     Metris has entered into an Administrative Services Agreement, under which subsidiaries of FCI have agreed to provide a variety of administrative services to the Company on a transitional basis. Following the termination of the Administrative Services Agreement, the Company will be required to provide or procure these administrative services without the assistance previously provided by FCI. The impact of these and other changes on the Company's operations cannot be fully predicted.

Lack of Seasoning of Credit Card Portfolio

      The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and loss levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. Most of the Company's credit card accounts were originated within the last 18 months and over 30% were originated within the last six months. As a result, there can be no assurance as to the levels of delinquencies and losses, which may affect earnings through net charge-offs that can be expected over time with respect to the Company's portfolio. Until the accounts become more seasoned, it is likely that the levels of such delinquencies and losses will increase as the average age of the Company's accounts increases. Any material increases in delinquencies and losses above management's expectations would have a material adverse impact on the Company's results of operations and financial condition.

Ability to Sustain and Manage Growth

     In order to meet its strategic objectives the Company must continue to achieve growth in its credit card loan portfolio. Continued growth in the Company's credit card loan portfolio depends on (i) the Company's ability to attract new cardholders,
(ii) growth in both existing and new account balances, (iii) the degree to which the Company loses accounts and account balances to competing card issuers, (iv) levels of delinquencies and losses (v) the availability of funding (including, but not limited to, securitizations) on favorable terms and (vi) general economic and other factors beyond the control of the Company. The Company's growth is also dependent on the level of the Company's marketing expenditures used to solicit new customers and the number of responses the Company receives with respect to solicitations for its consumer credit, fee-based and other financial service products. Any increases in postal rates could have a negative impact on the level and cost of' direct mail marketing activities. No assurance can be given as to the future growth in the Company's loan portfolio or its profitability.

     Further growth of the Company will require employment and training of new personnel, expansion of facilities, expansion of management systems and access to additional capital. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may be adversely affected.

Risks Related to Target Market

     The Company targets its consumer credit products to moderate income consumers. Lenders historically have not solicited this market to the same extent as more affluent market segment consumers. As a result, in addition to higher delinquency and loss rates, there is less historical experience with respect to the credit risk and performance of moderate income consumers. There can be no assurance that the Company can successfully target and evaluate the creditworthiness of moderate income consumers so as to minimize the expected higher delinquencies and losses or that the Company's risk-based pricing system can offset the negative impacts the expected higher delinquency and loss experience for this market segment has on overall profitability. Nor can there be assurance that the Company can successfully price its fee based products and manage claims and service costs.

     Primary risks associated with unsecured lending, especially to the Company's target market, which focus on moderate income consumers, are that (i) delinquencies and credit losses will increase because of future economic downturns, (ii) an increasing number of customers will default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in accounts being charged off as uncollectible, (iii) fraud by cardholders and third parties will increase and (iv) unfavorable changes in consumers' attitudes toward financing purchases with debt or in cardholder payment behavior, such as increases in discretionary repayment of account balances, will result in diminished interest income. At December 31, 1996, the Company's managed credit card loans 30 days or more delinquent were 5.53% of managed loans compared to 3.95% at December 31, 1995. A portion of this increase is to be expected as the
Company's portfolio continues to season. Additionally, general economic factors, such as the rate of inflation, unemployment levels and interest rates may affect the Company's target market customers more severely than other market segments.

Limited History of Credit Card Operations

     The Company began originating and servicing credit card accounts in March 1995, and thus has limited underwriting and servicing experience, and limited delinquency, default and loss experience with respect to its credit card accounts. Although the Company has experienced substantial growth in credit card loans outstanding, revenues and net earnings, there can be no assurances that these rates of growth will be sustainable or indicative of future results. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on its ability to manage its credit card business and on the performance of the credit card loans outstanding.

Interest Rate Risk

     The Company's credit card accounts generally have finance charges set at a variable rate with a spread above a designated prime rate or other designated index. Although the Company intends to manage its interest rate risk through asset and liability management, as the interest rate environment fluctuates the Company may be adversely affected by changes in its cost of funds as well as in the relationship between the indices used in the Company's securitizations and other funding and the indices used to determine the finance charges on account balances.

Funding and Securitization Considerations

     The Company depends heavily upon the securitization of its credit card loans to fund its operations and to date has been able to complete securitization transactions on terms that it believes are favorable. There can be no assurance, however, that the securitization market will continue to offer attractive funding alternatives. In addition, the Company's ability to securitize its assets depends on the continued availability of credit enhancement on acceptable terms and the continued favorable legal, regulatory, accounting and tax environment for securitization transactions. While the Company does not at present foresee any significant problems in any of these areas, any such adverse change could force the Company to rely on other potentially more expensive funding sources.

     Adverse changes in the performance of the Company's securitized assets, including increased delinquencies and losses, could result in a downgrade or withdrawal of the ratings on the outstanding certificates under the Company's securitization transactions or cause early amortization of such certificates. This could jeopardize the Company's ability to effect other securitization transactions on acceptable terms, thereby decreasing the Company's liquidity and forcing the Company to rely on other funding sources to the extent available.

     The Company is also dependent on its bank revolving credit facility, which is guaranteed by FCI. In the event that FCI no longer owns 51% or more of the Company or FCI breaches its covenants, including various financial covenants contained in its guarantee, the facility may be terminated by the lenders.

Regulation

     The activities of Metris are subject to extensive regulation under both federal and state laws and regulations. Such laws and regulations significantly limit the activities in which the Company and the Company's credit card subsidiary, Direct Merchants Bank, will be permitted to engage. Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or limit the manner in which the Company conducts its activities. Moreover, the Company's interactions with FCI pursuant to certain intercompany agreements are constrained under those agreements by the requirements of the Fair Credit Reporting Act ("FCRA"). Failure to comply with such requirements could result in termination of such agreements and/or the Company and/or Fingerhut becoming a consumer reporting agency under the FCRA. The FCRA imposes a number of complex and burdensome regulatory requirements and restrictions on a consumer reporting agency, including restrictions on the circumstances under which a consumer reporting agency may furnish information to others. Accordingly, if Fingerhut were to become a consumer reporting agency, the FCRA would restrict the Company's access to the Fingerhut Database. Similarly, if the Company were to become a consumer reporting agency its ability to furnish information to third parties would be restricted by the FCRA. Such restrictions on the Company's ability to access the Fingerhut Database and/or on the Company's ability to furnish information to third parties could have a significant adverse economic impact on the Company's results of operations and future prospects.

     Direct Merchants Bank is also subject to regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the OCC. Such regulations include limitations on the nature of the businesses Direct Merchants Bank may conduct.

Consumer and Debtor Protection Laws

      Metris is subject to numerous federal and state consumer protection laws that impose requirements related to offering and extending credit. The United States Congress and the states may enact laws and amendments to existing laws to further regulate the credit card industry or to reduce finance charges or other fees or charges applicable to credit card and other consumer revolving loan accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect the Company's ability to collect on account balances or maintain previous levels of periodic rate finance charges and other fees and charges with respect to the accounts. Any failure by the Company to comply with such legal requirements also could adversely affect its ability to collect the full amount of the account balances.
Changes in federal and state bankruptcy and debtor relief laws could adversely affect the Company if such changes result in, among other things, additional administrative expenses and accounts being written off as uncollectible.

Competition

     As a marketer of consumer credit products, Metris faces increasing competition from numerous providers of financial services, many of which have greater resources than the Company. In particular, the Company's credit card business competes with national, regional and local bank card issuers as well as other general purpose credit card issuers, such as American Express, Discover Card and Diners Club. Over 6,000 issuers are affiliated with MasterCard alone. Many general purpose credit card issuers are substantially larger and have more seasoned credit card portfolios than the Company and often compete for customers by offering lower interest rates and/or fee levels. In general, customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features and customer loyalty is often limited.

     As the Company attempts to expand its extended service plan business to the customers of third-party retailers, it will compete with manufacturers, financial institutions, insurance companies and a number of independent administrators, many of which have greater operating experience and financial resources than the Company.

     There are numerous competitors in the fee-based products and services market, including insurance companies, financial services institutions and other membership-based consumer services providers, many of which are larger, better capitalized and more experienced than the Company.

Control by FCI

      FCI owns approximately 83% of the outstanding shares of the Company's Common Stock. Through its ability to elect all the directors of the Company, FCI effectively controls all matters affecting the Company, including the adoption of amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), any determination with respect to the acquisition or disposition of Company assets, future issuances of the Company's common stock, par value $.01 per share (the "Common Stock") or other securities of the Company, the Company's incurrence of debt, and any dividend payable on the Common Stock.

      FCI has not made any decision regarding its future plans for its ownership interest in the Company. There can be no assurance that FCI will maintain its ownership interest in the Company or as to the manner or timing of any disposition of Common Stock by FCI. The Company's bank revolving credit agreement requires that FCI hold at least 51% of the Common Stock.

Fingerhut Private Label Credit Cards

     FCI has established a limited purpose credit card bank affiliate ("Fingerhut National Bank"), which will issue Fingerhut private label credit cards. Such cards could be used only to purchase Fingerhut products and may compete with the Company's credit cards with respect to such purchases. To the extent that a Metris cardholder has a Fingerhut credit card or other private label credit card, his or her use of or availability of credit under a Metris credit card may be reduced.

      The Company believes that FCI's plans to issue Fingerhut private label credit cards will not have a material negative effect on the Company. Fingerhut currently provides credit to its customers for their purchases of Fingerhut products and services, and private label credit cards would be an extension of the credit options Fingerhut currently provides. Any Fingerhut private label credit cards could be used only to purchase Fingerhut products and services.

Potential Conflicts of Interest; Relationship with FCI

     Corporate Opportunities

     The relationship between the respective businesses of Metris and FCI may give rise to certain conflicts of interest regarding corporate opportunities. Because both the Company and FCI sell to the same client base, use direct mail and provide credit, business opportunities may arise that either could pursue. While Fingerhut will be prohibited under the Co-Brand Credit Card Agreement between Fingerhut and Metris from directly or indirectly issuing a competing, general purpose credit card, it currently provides closed-end, fixed payment installment contracts to its customers and expects to also provide closed-end or revolving credit private label credit cards issued by a bank affiliate to its customers in the future for use in purchasing Fingerhut products and services. As a result, and as is the case now, FCI and Metris expect that Fingerhut customers who are also Metris cardholders will generally continue to use Fingerhut credit for Fingerhut purchases and use their Metris credit cards for other purposes. In addition, Fingerhut presently offers various types of credit-related insurance products in connection with the credit it extends to its customers, and the bank affiliate will in the future offer such products in connection with the private label credit cards it issues. Metris does not, and cannot, offer these products in connection with credit extended by Fingerhut or the bank affiliate because such products can be offered only by an insurance company or the lender. Therefore, FCI and Metris believe that these products do not compete with, and have no material effect on, Metris.

     To address the potential for conflicts between the Company and FCI, the Certificate of Incorporation contains detailed provisions concerning the business activities in which the Company is permitted to engage until the day after the third shareholder meeting held after FCI owns less than 50% of the Company's voting stock.

     The  relevant  provisions are intended to  permit  Metris  to continue all activities in which it currently engages, and to expand into certain related financial service products. These provisions generally permit the Company to continue providing consumer credit products, extended service plans, and fee-based products and services, and a variety of other financial service products and services, provided that the Company shall not offer any closed-end installment or revolving credit loans to Fingerhut Customers for the exclusive purchase of Fingerhut merchandise. The Company may engage in any other business with the consent of FCI or authorized by a majority vote of the shareholders. Because these limitations may restrict the Company's ability to offer new products or services, they may limit the Company's ability to compete.

     The Certificate of Incorporation provides that no opportunity, transaction, agreement or other arrangement to which FCI or an entity in which FCI has an interest, is a party, shall be a corporate opportunity of the Company unless such opportunity, transaction, agreement or other arrangement shall have been initially offered to the Company before it is offered to FCI or such other entity, and either (i) the Company has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement or (ii) the subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which the Company is then actively engaged. Even if the foregoing conditions were met, such fact alone would not conclusively render such opportunity the property of the Company. The intercompany agreements limit FCI's ability to engage in the financial services business during the terms of such agreements, except through its ownership of Common Stock of the Company. The foregoing provisions of the Certificate of Incorporation of the Company were determined by FCI after consultation with management of the Company but were not the result of arm's-length negotiations.

     Other Potential Conflicts of Interest

      Conflicts of interest may arise in the future between Metris and FCI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new or additional directors, dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights, administration of benefit plans, service arrangements, issuances and sales of capital stock of the Company and public policy matters. In addition, there are overlapping directors and executive officers between the Company and FCI. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and FCI. However, the directors intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur and will determine what, if any, specific measures may be necessary or appropriate. There can be no assurance that any conflicts will be resolved in favor of the Company.

     Metris and Fingerhut have entered into a number of agreements for the purpose of defining the ongoing relationship between them. Pursuant to these arrangements, Fingerhut will provide benefits to the Company that it might not provide to a third party, and there is no assurance that the terms and conditions of any future arrangements between Fingerhut and the Company will be as favorable to the Company as in effect now. In addition, notwithstanding the Tax Sharing Agreement between the Company and FCI, under ERISA and Federal income tax law each member of a consolidated group (for Federal income tax and ERISA purposes) is also jointly and severally liable for the Federal income tax liability, funding and termination liabilities, certain benefit plan taxes and certain other liabilities of each other member of the consolidated group. Similar rules may apply under state income tax laws.

Dependence on Key Personnel

     The Company's management and operations are dependent upon the skills and experience of a small number of senior management and operating personnel including Ronald Zebeck, President and Chief Executive Officer; Peter Michielutti, Senior Vice President, Business Development; Douglas McCoy, Senior Vice President,
Operations; Robert Oberrender, Senior Vice President, Chief Financial Officer; Douglas Scaliti, Vice President, Marketing; and David Reak, Vice President, Credit Risk. The Company does not have employment agreements with its executive officers and does not maintain key-man life insurance on any executive officer. The loss of the services of members of senior management could have an adverse impact on the Company.

Extended Service Plan Underwriting

     Historically, Metris has contracted with a third party to perform services related to most of its extended service plans and to underwrite the risks related to performance under those extended service plans for a fee. The Company has terminated this agreement for sales on and after January 1, 1997, and currently administers the extended service plans internally. The Company will retain the risks associated with performance under the extended service plans entered into on or after January 1, 1997, but will not assume any risks already transferred to the third party. There can be no assurance that the Company will not experience higher than anticipated costs in connection with the internal administration and underwriting of these plans.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation and By-laws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, a Board of Directors that has staggered terms for its members, certain notice and supermajority voting provisions, and certain "fair price" provisions. These provisions do not become effective until FCI and its affiliates collectively own outstanding Common Stock representing less than 51% of all the outstanding Common Stock. The Board of Directors has the authorization to issue preferred stock in one or more series without the specific approval of the holders of the Common Stock. Also, only a majority of the Board of Directors may call a special meeting of stockholders. If the ownership of the Common Stock ceases to be concentrated in a single holder, in certain circumstances, these devices may render more difficult or tend to discourage a change of control of the Company or the removal of incumbent management, which could reduce the market value of the Common Stock.